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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors and Stockholders
TransMontaigne Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-23691) on Form S-3 and the registration statements (Nos. 333-04405, 333-15055, 333-34579 and 333-71724) on Form S-8 of TransMontaigne Inc. of our report dated September 13, 2002, except as to Note 1, which is as of May 12, 2003, relating to the consolidated balance sheets of TransMontaigne Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, preferred stock and common stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the Form 8-K of TransMontaigne Inc. dated May 14, 2003.

        /s/ KPMG LLP

Denver, Colorado
May 14, 2003

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Independent Auditors' Consent